Semrush Holdings, Inc. Announces Closing of Over-Allotment Option
April 26, 2021

BOSTON, Massachusetts (BUSINESS WIRE) Semrush Holdings, Inc. (NYSE: SEMR), announced today the April 23, 2021 closing of the sale of 719,266 shares of its Class A common stock, at a price to the public of $14.00 per share. The shares were sold pursuant to the partial exercise of the 30 day over-allotment option granted to the several underwriters in connection with Semrush’s initial public offering.

Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, and Jefferies LLC acted as joint lead bookrunning managers. KeyBanc Capital Markets Inc. also acted as a joint bookrunning manager. Piper Sandler & Co. and Stifel, Nicolaus & Company, Incorporated acted as co-managers.

The offering was made only by means of a prospectus. Copies of the final prospectus may be obtained from:

Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com

J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, collect telephone: 1-212-834-4533, or by emailing prospectus-eq_fi@jpmchase.com

Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, telephone: (877) 547-6340, or by emailing prospectus_department@jefferies.com

KeyBanc Capital Markets Inc., Attn: Prospectus Delivery Department, 127 Public Square, 4th Floor, Cleveland, Ohio 44114, telephone: 1-800-859-1783

A registration statement on Form S-1 relating to the sale of these securities has been filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). The registration statement can be accessed through the SEC’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Semrush Holdings, Inc.

Semrush is a leading online visibility management SaaS platform that enables businesses globally to run search engine optimization, pay-per-click, content, social media and competitive research campaigns and get measurable results from online marketing. Semrush offers insights and solutions for companies to build, manage, and measure campaigns across various marketing channels. Semrush, with over 67,000 paying customers, is headquartered in Boston and has offices in Philadelphia, Dallas, Prague, St. Petersburg, Warsaw, and Limassol.

MEDIA:
Vincent Schiano
Semrush Holdings, Inc.
Vincent.Schiano@semrush.com

INVESTOR:
Bob Gujavarty
Semrush Holdings, Inc
Bobby.Gujavarty@semrush.com